Appendix A
                              CERTIFICATE OF AMENDMENT

                                         OF

                        RESTATED CERTIFICATE OF INCORPORATION

                                         OF

                                 EXOLON-ESK COMPANY
                           ______________________________

                       Pursuant to Section 242 of the General
                      Corporation Law of the State of Delaware

               EXOLON-ESK COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the Corporation ), DOES HEREBY CERTIFY:

               FIRST:    The Restated Certificate of Incorporation of the
          Corporation shall be amended as follows:


                    A. Article Fifth of the Certificate of Incorporation is hereby amended to decrease the number of directors from eight to six so that, as amended, the first sentence of said Article Fifth shall read in its entirety as follows:

                     "The number of Directors shall be six."


                    B. Article Sixth of the Certificate of Incorporation is hereby amended by deleting subparagraph (1) thereof and substituting a new subparagraph (1) which shall read in its entirety as follows:

                         "(1) Notwithstanding any provision of the General
                    Corporation Law of the State of Delaware now or hereafter in force requiring for any corporate action the vote of a lesser number of directors, the affirmative vote of a majority of all of the directors of the Corporation shall be required for the Board of Directors to take any action, except when the Board of Directors shall have designated an executive committee with authority in the management of the Corporation, in which case the affirmative vote of a majority of all of the directors on said executive committee shall be required for the executive committee to take action. Without limiting the generality of the foregoing, the Board of Directors by the affirmative vote of not less than four directors, is hereby authorized to amend the By-laws of the Corporation.


               SECOND:   The Board of Directors of the Corporation duly
          adopted a resolution setting forth the amendments set forth above, declaring their advisability and calling a special meeting of the stockholders of the Corporation entitled to vote in respect thereof. Thereafter, the stockholders of the Corporation duly adopted and approved said amendments at a meeting on April 30, 1997 in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, said Exolon-ESK Company has caused this certificate to be signed by J. Fred Silver, its President, and Nancy E. Gates, its Secretary, this 30th day of April, 1997.



                                        EXOLON-ESK COMPANY




                                   By:  J. Fred Silver, President


          ATTEST:


          By: Nancy E. Gates, Secretary